Exhibit 6.2

AGREEMENT OF LIMITED PARTNERSHIP

OF

COTTONWOOD MULTIFAMILY REIT I O.P., LP

This Agreement of Limited Partnership (“Agreement”) is effective as of June 18, 2015 by and between CW Multifamily REIT I GP, LLC, a Delaware limited liability company as the general partner (the “General Partner”), and Cottonwood Multifamily REIT I, Inc., a Maryland corporation, as the limited partner (the “Limited Partner”), for the purpose of forming a limited partnership (the “Partnership”) in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. § 17-101 et seq.)(the “Act”).

1. Formation, Filings and Annual Valuation Period

1.1 Certificate of Limited Partnership. The General Partner shall complete, execute and file a Certificate of Limited Partnership.

1.2 Other Filings. The General Partner shall prepare, execute, acknowledge, verify, file, record and publish all certificates, statements and documents (and amendments thereto) required by applicable law or necessary to protect the Partnership or to preserve the limited liability of the Limited Partner.

1.3 Annual Valuation Period. For the purpose of ERISA real estate operating company (“REOC”) compliance, the Partnership hereby establishes the period October 3 through December 31 of each year as its “annual valuation period” as defined in subsection (d)(5)(ii) of the United States Department of Labor Plan Asset Regulation, 29 CFR §2510.3-101.

2. Name, Office, Agent for Service of Process and Purpose.

2.1 Name of the Partnership. The name of the Partnership shall be “Cottonwood Multifamily REIT I O.P., LP.” The name of the Partnership was originally “Cottonwood 2015 REIT O.P., LP.” The name was changed by the General Partner to “Cottonwood Multifamily REIT I O.P., LP via a Certificate of Amendment filed with the Delaware Secretary of State on September 21, 2015.

2.2 Principal Executive Office. The street address of the Partnership’s principal executive office is 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121.

2.3 Agent for Service of Process. The agent for service of process on the Partnership in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

2.4 Purpose. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, and in a manner such that the General Partner will not be subject to any taxes under Section 857 or 4981 of the Code, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to qualify or cease qualifying as a REIT, the Partners acknowledge that the General Partner intends to qualify as a

REIT for federal income tax purposes and upon such qualification, the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partner agrees that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under its Articles of Incorporation, as amended. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

3. Capital Contributions and Financing.

3.1 Contribution by the General Partner. Within five (5) days of signing this Agreement, the General Partner shall contribute to the capital of the Partnership cash in the amount of $9,900 in exchange for 990 General Partnership Units.

3.2 Contribution by the Limited Partner. Within five (5) days of signing this Agreement, the Limited Partner shall contribute to the capital of the Partnership cash in the amount of $100 in exchange for 10 Limited Partnership Units.

3.3 Additional Capital Contributions by the Partner. The General Partner shall make all additional contributions to the capital of the Partnership at such times and in such amounts as determined by the General Partner in its sole discretion. Except as expressly set forth herein, the Partners shall not be required to make any additional capital contributions and no capital contribution of any Partner shall bear interest or otherwise entitle the contributing Partner to a preferred return or compensation for the use of the contributed capital.

4. Management. The General Partner shall be the manager of the activities of the Partnership and shall have all power and authority as a general partner is able to have under the Act.

5. Distributions and Tax Allocations.

5.1 Distributions. After all creditors have been paid in full, any cash available for distribution to the Partners shall be distributed to the Partners as follows:

5.1.1 Distributions of cash derived from the Partnership shall be distributed to the Partners in proportion to their Units.

5.2 Tax Allocations. For each taxable year of the Partnership (and for each portion of each taxable year treated separately under Internal Revenue Code § 706):

5.2.1 Taxable income and loss of the Partnership shall be allocated to the Partners in proportion to their Units.

5.2.2 Before any allocation under Section 5.2.1 or Section 5.2.2, (i) items of Partnership income and gain (including gross income), deduction, and loss shall be allocated in compliance with the “minimum gain chargeback” and then the “qualified income offset” provisions of the regulations under Internal Revenue Code 704(b), and (ii) subject to the prior application of clause (i) for any taxable year or period, then to offset as quickly as possible any allocation pursuant to clause (i).

5.2.3 “Taxable income” and “taxable loss” shall mean the taxable income or taxable loss of the Partnership as determined for federal income tax purposes under Internal Revenue Code § 702(a)(8), modified by (i) including in the calculation thereof all items required to be separately stated

under Internal Revenue Code § 702(a)(1)-(7) or otherwise required to be separately stated (including without limitation income exempt from tax and items treated as nondeductible expenditures not properly chargeable to capital account), and (ii) excluding, notwithstanding clause i) of this sentence, any item of income, gain, deduction, loss or credit specially allocated under this Agreement other than as part of a special allocation of taxable-income or taxable loss generally. In the event that property of the Partnership properly is reflected on its books in accordance with Treasury Regulations Section 1.704-1(b) at a value other than adjusted tax basis of such property for federal income tax purposes, then (i) “book” income, gain, deduction and loss with respect to such property, as determined in accordance with such Regulations, shall be allocated in the manner taxable income and taxable loss are allocated under this Agreement, and (ii) taxable income and taxable loss shall be allocated in the manner required by Section 704(c) of the Internal Revenue Code or the principles thereof as set forth in applicable Treasury Regulations.

6. Books, Records and Reports.

6.1 In General. The General Partner shall be responsible for maintaining or causing to be maintained the books and records of the Partnership and making reports to partners in accordance with generally accepted accounting principles, prudent business practice and the Act.

6.2 Tax Accounting. Capital accounts shall be maintained for each Partner in accordance with regulations under Section 704(b) of the Internal Revenue Code, and taxable income and taxable loss shall be determined in accordance with such regulations.

7. Outside Interests. Any Partner, and any affiliate thereof, may engage or possess an interest in any other business venture of any nature and description, whether such ventures are competitive with the partnership or otherwise, independently or with others, including, but not limited to, the acquisition, ownership, syndication, financing, leasing, management, brokerage, operation, maintenance, construction and development of properties similar to the Property or Project, which may be located in the same market area or vicinity of the Property or Project. No Partner shall have any interest in any other such business by reason of an interest of the Partnership.

8. Transfer of Partner’s Interest.

8.1 Partners. The Partners may not sell, exchange, assign, convey, pledge, encumber, hypothecate or otherwise transfer all or any portion of their interest in the Partnership without the consent of all Partners.

8.2 Withdrawal. Except as otherwise provided in this Agreement or as agreed to by the General Partner, neither the General Partner nor the Limited Partner may withdraw from the Partnership.

9. Term of the Partnership and Dissolution.

9.1 Term. The Partnership shall commence on the effective date of this Agreement and shall continue until December 31, 2099, unless earlier terminated in accordance with this Agreement.

9.2 Termination. The Partnership will dissolve upon the earliest to occur of the following:

9.2.1 The resignation, withdrawal, removal, termination or dissolution of, or insolvency of the General Partner, unless either (i) at the time there is at least one remaining General Partner who elects to and does continue the business of the Partnership or (ii) within 90 days after such event the Limited Partner elects a successor General Partner and elects to continue the business of the Partnership;

9.2.2 A vote by the General Partner to terminate or dissolve the Partnership;

9.2.3 The expiration of the term of the Partnership; or

9.2.4 Entry of a decree of judicial dissolution under Section 17-802 of the Act.

9.3 Liquidation of Assets. Upon a dissolution of the Partnership for any reason and, if required and within the period prescribed after any “liquidation” of the Partnership under regulations pursuant to Section 704(b) of the Internal Revenue Code, the General Partner shall take full account of the Partnership assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

9.3.1 To the payment of creditors of the Partnership, including Partners who are creditors to the extent permitted by law, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets; and

9.3.2 Thereafter, to the Partners in proportion to their Units.

9.4 Liquidation. Notwithstanding the foregoing, in the case of a “liquidation” of the Partnership arising solely by reason of the application of Section 708(b)(1)(B) of the Internal Revenue Code upon the sale or exchange of an interest in Partnership capital or profits, no actual distribution of Property shall be required. However, capital accounts of the Partners shall be adjusted and the provisions of this Agreement applied as though the Property of the Partnership had been distributed in liquidation in accordance with this Agreement and recontributed by the Partners; and the Partnership shall continue thereafter for the remaining balance of the original term of the Partnership in accordance with the provisions of this Agreement.

9.5 Deficit Capital Accounts. No Partner shall be required to restore any deficit in its Capital Account.

10. Miscellaneous.

10.1 Successors and Assigns. This Agreement shall be binding upon and, to the extent provided in this Agreement, shall be for the benefit of the successors and assigns of the respective Partners.

10.2 Entire Agreement. This Agreement contains the entire agreement between the Partners with respect to the transactions contemplated herein and supersedes all prior or contemporaneous written or oral agreements to the contrary.

10.3 Severability. In the event any provision of this Agreement is declared by a court of competent jurisdiction to be void, voidable or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

10.4 Notices. All notices under this Agreement shall be in writing and shall be given to the Partner entitled thereto, by personal delivery or by United States mail, posted to the address for such person specified in this Agreement or at such other address as such person may specify by notice given in accordance with this provision. Notice shall be effective upon receipt in the case of personal delivery or upon deposit in any official United States mail depository in the case of notice by mail properly given in accordance with this provision.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the local laws of the State of Delaware.

10.6 Captions. Paragraph titles or captions contained in this Agreement in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

10.7 Gender, Number and Person. Whenever required by the context hereof, each gender and number shall include each other gender and number; and the word “person” shall include an individual, trust, estate, corporation, partnership, joint venture, firm or other form of entity, organization or association.

10.8 Consents and Waivers. No consent or waiver, express or implied, by any Partner required or permitted by this Agreement, or to or of any breach or default by another Partner in the performance by such other Partner of its obligations hereunder, shall be deemed or construed to be valid unless in writing, or to be a consent or waiver to or of any other breach or default in the performance of such other party of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to complain of any act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder.

10.9 Attorneys’ Fees. In the event of any litigation, arbitration, or other action to enforce or interpret this Agreement, the prevailing party (as determined by the tribunal) shall be entitled to recovery such party’s reasonable attorneys’ fees and costs.

10.10 Amendments. This Agreement may be amended with the consent of the Partners.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership effective as of the date first above written.

GENERAL PARTNER:

CW MULTIFAMILY REIT I GP, LLC, a Delaware limited liability company

By:	Cottonwood Multifamily REIT I, Inc., a Maryland corporation, its sole member

By:
Daniel Shaeffer, Chief Executive Officer

Address of the General Partner:

6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121

LIMITED PARTNER:

COTTONWOOD MULTIFAMILY REIT I, INC., a Maryland corporation

By:
Daniel Shaeffer, Chief Executive Officer

Address of Limited Partner:

6340 South 3000 East, Suite 500
Salt Lake City, Utah 84121